Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001

February 24, 2023

CareTrust REIT, Inc.

905 Calle Amanecer, Suite 300

San Clemente, CA 92673

Issuance of up to $500,000,000 of Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to CareTrust REIT, Inc., a Maryland corporation (the “Company”), in connection with (i) the sale of up to $500,000,000 of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company pursuant to the terms of an equity distribution agreement, dated as of February 24, 2023 (the “Equity Distribution Agreement”), by and among the Company, CTR Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and each of BMO Capital Markets Corp., BofA Securities, Inc., Capital One Securities, Inc., KeyBanc Capital Markets Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC, each as sales agent and/or principal and/or (except in the case of Capital One Securities, Inc. and Robert W. Baird & Co. Incorporated) forward seller, and Bank of Montreal, Bank of America, N.A., JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Bank, National Association, each as forward purchaser (in such capacity, collectively, the “Forward Purchasers”), and (ii) a confirmations for forward sale transactions, dated as of February 24, 2023 (the “Master Forward Sale Agreement”), by and between the Company and each Forward Purchaser. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-269998), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 24, 2023 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Equity Distribution Agreement and the Master Forward Sale Agreement;

(c)	the prospectus supplement, dated February 24, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 24, 2023 (collectively, the “Prospectus”);

(d)	the Articles of Amendment and Restatement of the Company as filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on and effective as of May 13, 2014, as amended by the Articles of Amendment to Articles of Amendment and Restatement of the Company as filed with the SDAT on and effective as of May 30, 2018 (collectively, the “Charter”);

(e)	the Company’s Amended and Restated Bylaws, as certified by the Secretary of the Company, as of the date hereof;

CareTrust REIT, Inc.

February 24, 2023

(f)	copies of the resolutions duly adopted by written unanimous consent of the Board of Directors of the Company (the “Board”) on February 23, 2023 as certified by the Secretary of the Company on the date hereof;

(g)	an executed copy of the certificate of the Secretary of the Company, dated as of the date hereof, as to certain factual matters;

(h)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated February 24, 2023 (the “Good Standing Certificate”); and

(i)	such other documents as we have deemed necessary or appropriate to enable us to express the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company and (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

(1)	the Company is a corporation validly existing under the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares; and

(2)	the Shares have been duly authorized and, when and to the extent issued against payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, the terms of the Equity Distribution Agreement, and the Master Forward Sales Agreement, as applicable, will be validly issued and fully paid and non-assessable.

The opinion in paragraph 1 with respect to existence and good standing of the Company is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed (i) that the Shares will not be issued or sold in violation of Article VII of the Charter and (ii) that, upon issuance of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Charter. The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

CareTrust REIT, Inc.

February 24, 2023

This opinion letter is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion letter is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

DLA Piper LLP (US)
/s/ DLA Piper LLP (US)